                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER



        This AMENDMENT, dated as of July 25, 1996, amends that certain AGREEMENT AND PLAN OF MERGER, dated as of December 12, 1995 (the "Merger Agreement"), by and among Bank of Boston Corporation, a Massachusetts corporation ("Parent"), Boston Merger Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub") and BayBanks, Inc., a Massachusetts corporation ("Subject Company").

        WHEREAS, the Boards of Directors of Parent, Merger Sub and Subject Company have determined that it is in the best interests of their respective companies and their stockholders to amend the Merger Agreement and have voted at duly called and held meetings or by unanimous written consent of the respective Boards of Directors to authorize the execution of this Amendment.

        NOW, THEREFORE, in consideration of the agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

        The Merger Agreement is amended to strike out Section 1.12 thereof in its entirety and to insert the following in lieu thereof:

                1.12 Subsidiary Bank Mergers. Parent and Subject Company shall take such actions as they determine to be mutually desirable to effectuate a merger of the subsidiary banks of Parent and Subject Company following the Effective Time with the objective of establishing one national bank subsidiary for each state in New England in which the parties currently have bank subsidiaries and/or a multi-state national bank subsidiary. Upon the merger of the subsidiary banks headquartered in Massachusetts, the name of the resulting subsidiary bank shall be changed to BankBoston, N.A. To the extent that a multi-state national bank subsidiary is established that includes the Massachusetts branches of Parent, such subsidiary bank shall be named BankBoston, N.A.

        Except as amended hereby, the Merger Agreement remains in full force and effect.

        IN WITNESS WHEREOF, Parent, Merger Sub and Subject Company have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                  BANK OF BOSTON CORPORATION



                                  By: /s/ Peter J. Manning
[Seal]                               ------------------------------------
                                     Peter J. Manning, Executive Director
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                                BOSTON MERGER CORP.



[Seal]                          By: /s/ Peter J. Manning
                                   --------------------------------------
                                   Peter J. Manning, President

                                By: /s/ William J. Parent
                                   --------------------------------------
                                   William J. Parent, Treasurer


                                BAYBANKS, INC.



[Seal]                          By: /s/ William M. Crozier, Jr.
                                   --------------------------------------
                                   William M. Crozier, Jr., Chairman of
                                   the Board and President

                                By: /s/ Michael W. Vasily
                                   --------------------------------------
                                   Michael W. Vasily, Treasurer